EXCHANGE AGREEMENT

This Exchange Agreement (hereinafter the “Agreement”) is entered into on the date set forth on the signature page hereto, but effective as of February 26, 2008, by and among URON Inc., a Minnesota corporation (hereinafter “URON”); National Cash & Credit, LLC, a Minnesota limited liability company (“National Cash”); and the members of National Cash listed on Schedule I attached hereto (each a “National Cash Member,” and collectively the “National Cash Members”).

RECITALS

A. The board of directors of URON and the board of governors of National Cash have adopted resolutions approving and adopting the proposed exchange transaction (the “Exchange”) whereby URON will acquire from the National Cash Members all of the issued and outstanding Class A Membership Interests and Class B Membership Interests of National Cash in exchange for shares of Common Stock of URON (“URON Common Stock”), upon the terms and conditions set forth in this Agreement.

B. Pursuant to the Exchange, all Class A and Class B Membership Interests of National Cash shall be exchanged for an aggregate of 1,114,891 shares of URON Common Stock.

C. Each National Cash Member owns the number of Class A or Class B Membership Interests of National Cash set forth opposite such National Cash Member’s name on Schedule I attached hereto (collectively, the “National Cash Membership Interests”).

D. The National Cash Members collectively own all of the issued and outstanding National Cash Membership Interests and the National Cash Members desire to sell and transfer to URON their respective National Cash Membership Interests pursuant to the terms and conditions of this Agreement.

E. National Cash will enter into this Agreement for the purpose of evidencing its consent to the consummation of the Exchange and for the purpose of making certain representations, warranties, covenants and agreements.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.1 The Exchange.

(a) Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined), the National Cash Members will sell, convey, assign, transfer and deliver to URON certificates representing the National Cash Membership Interests, and URON will issue to each National Cash Member, in exchange for such National Cash Member’s National Cash Membership Interests, (i) that number of shares of URON Common Stock set forth opposite such National Cash Member’s name on Schedule I attached hereto, and (ii) a cash payment of $100,000 (to be apportioned among the National Cash Members as they shall determine and designate). The total number of shares of URON Common Stock to be issued to the National Cash Members at the Closing will be 1,114,891.

(b) The closing of the Exchange (the “Closing”) shall take place effective as of the date first set forth above (sometimes referred to hereinafter as the “Closing Date”).

(c) The shares of URON Common Stock to be issued to the National Cash Members hereunder shall be “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act of 1933 (the “Securities Act”) and the certificates evidencing such shares shall bear standard restrictive legends.

(d)  For purposes of this Agreement and the exhibits and schedules attached hereto, the following terms shall have the meanings specified or referred to below, unless the context otherwise requires:

“Affiliate” means with respect to a specified Person (as defined in Section 2(k) below), any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person; it being understood and agreed that, for purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for taxes.

“Material Adverse Effect” means with respect to any Person, any event or events or any change in or effect on such Person’s financial condition, business, prospects, operations, customers, suppliers, employee relationships, assets, properties, or results of operations that, when taken as a whole, (i) is greater than $50,000, (ii) has materially interfered or is reasonably likely to materially interfere with the ongoing operations of such Person’s business or (iii) singly or in the aggregate has resulted in, or is reasonably likely to have, a material adverse effect on the ongoing conduct of the business of such Person; provided, however, that any adverse effect arising out of or resulting from (x) an event or series of events or circumstances affecting the United States economy generally or the economy generally of any other country in which the Person operate, or (y) the entering into of this Agreement and the consummation of the transactions contemplated thereby, shall be excluded in determining whether a Material Adverse Effect has occurred.

2. Representations Relating to National Cash. Each of the National Cash Members and National Cash represents and warrants as follows, which warranties and representations shall also be true as of the Closing except as set forth in the disclosure schedules attached to this Agreement:

(a) National Cash has the power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of governors of National Cash. This Agreement has been duly executed and delivered by National Cash and constitutes a legal, valid and binding obligation of National Cash, enforceable against National Cash in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(b) Attached hereto as Schedule 2(b) are the unaudited consolidated balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal year ended December 31, 2007 (collectively the “National Cash Financial Statements”). The National Cash Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of National Cash as of such dates and the results of operations of National Cash for such periods.

(c) Since December 31, 2007, there has not been any material adverse change in the condition of National Cash (financial or otherwise).

(d) National Cash is not a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in National Cash Financial Statements, and to the actual knowledge of its executive officers and directors (herein “Knowledge”), there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting National Cash or the management or properties of National Cash. Neither National Cash nor any of its assets or properties are subject to any outstanding court order or consent decree.

(e) National Cash has been duly organized and is validly existing and in good standing under the laws of the State of Minnesota, and has the power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and in good standing to do business in any jurisdiction where so required except where the failure to so qualify would have no Material Adverse Effect on National Cash.

(f) National Cash has filed all material federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in National Cash Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. National Cash is not delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to it.

(g) All outstanding National Cash Membership Interests are, and shall be at Closing, validly issued, fully paid and nonassessable. There are no existing options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued securities of National Cash. There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which National Cash is a party or by which National Cash is bound with respect to the voting of any National Cash Membership Interest. There are no outstanding obligations to repurchase, redeem or otherwise acquire any National Cash Membership Interest.

(h) National Cash is the owner of, or has a valid leasehold interest in, the properties and assets used by it located on its premises, or shown on the most recent balance sheet comprising a part of the National Cash Financial Statements (the “Most Recent Balance Sheet”) or acquired after the date thereof, free and clear of all liens and encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. For purposes of this Agreement, the term “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(i) National Cash has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth in the National Cash Financial Statements, (ii) liabilities set forth in Schedule 2(i), and (iii) of liabilities that have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business and Liabilities incurred in connection with the transactions contemplated by this Agreement.

(j) National Cash owns no real property. National Cash has delivered to URON a true and complete copy of each lease agreement relating to real property under which National Cash is the lessee (the “Leases”). There are no oral lease agreements for real property under which National Cash is the lessee. With respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on substantially the same terms following the Closing; (iii) National Cash’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of National Cash, there are no disputes with respect to such Lease; (iv) neither National Cash nor, to the Knowledge of National Cash, any other party to the Lease is in breach of or default under such Lease; (v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full; (vi) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, National Cash; and (vii) National Cash has not subleased, licensed or otherwise granted any person the right to use or occupy any leased real property or any portion thereof.

(k) Schedule 2(k) lists the following contracts and other agreements presently in effect to which National Cash is a party: (i) any agreement (or group of related agreements) for the lease of personal property to or from any person or entity (“Person”) providing for lease payments in excess of $50,000 per annum: (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000; (iii) any agreement concerning a partnership or joint venture; (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guarantied any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed an encumbrance on any of its assets, tangible or intangible; (v) any material agreement concerning confidentiality or non-competition; (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees; (vii) any collective bargaining agreement; (viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation or severance benefits in excess of $50,000; (ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business; (x) any agreement under which National Cash has advanced or loaned any other Person amounts in the aggregate exceeding $50,000; or (xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

National Cash has delivered to URON a correct and complete copy of each written agreement (as amended to date) listed in Schedule 2(k) and a written summary setting forth the material terms and conditions of each oral agreement referred to in such Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) to the Knowledge of National Cash, no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) to the Knowledge of National Cash, no party has repudiated any material provision of the agreement.

(l) All notes and accounts receivable were generated by National Cash in the Ordinary Course of Business and are valid receivables subject to no setoffs or counterclaims, are current and collectible. National Cash has no Knowledge of any fact or circumstance that would cause it to believe that the collection percentage with respect to the notes and receivables will substantially vary from the average collection experience of National Cash over the prior three years.

(m) With respect to each material insurance policy of National Cash: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) to the Knowledge of National Cash, none of National Cash or any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. National Cash has no material self-insurance arrangements.

(n) National Cash has no employee benefit plans.

(o) No Affiliate of National Cash, nor any member of the family of an Affiliate of National Cash, has been involved in any material business arrangement or relationship with National Cash within the past 12 months, and neither such Affiliate nor any member of such Affiliate’s family owns any material asset, tangible or intangible, that is used in the business of National Cash.

(p) The minute books, and other documents and records of National Cash have been or will be made available to URON prior to the Closing.

(q) The execution of this Agreement does not violate or breach any material agreement or contract to which National Cash is a party, and National Cash, to the extent required, has (or will have by Closing) obtained all necessary approvals or consents required by any agreement to which National Cash is a party. The execution and performance of this Agreement will not violate or conflict with any provision of the articles of organization or bylaws or member control agreement of National Cash.

(r) National Cash has complied with all of the provisions relating to the issuance of securities, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuances. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of National Cash’s capital stock were offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of recission.

(s) National Cash is and has been in compliance with, and National Cash has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no Material Adverse Effect.

(t) The closing documents and the consummation by National Cash of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a Material Adverse Effect), other than the consent of the members of National Cash; (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state or foreign court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Authority”) applicable to National Cash, or its business or assets; or (iii) constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which National Cash is a party or to which it is otherwise subject.

(u) There are no disagreements of any kind presently existing, or reasonably anticipated by National Cash to arise, between the accountants and lawyers formerly or presently employed by National Cash.

(v) Neither National Cash nor any of its past or present officers or directors is, or ever has been, the subject of any formal or informal inquiry or investigation by the Securities and Exchange Commission (“SEC”) or The National Association of Securities Dealers, Inc. (“NASD”).

(w) No representation or warranty by National Cash contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no current or prior event or condition of any kind or character pertaining to National Cash that may reasonably be expected to have a Material Adverse Effect on National Cash. Except as specifically indicated elsewhere in this Agreement, all documents delivered by National Cash in connection herewith have been and will be complete originals, or exact copies thereof.

3. Representations of Nation Cash Members. The National Cash Members hereby represent and warrant to URON as follows:

(a) Each National Cash Member owns, beneficially and of record, good and marketable title to the National Cash Membership Interests set forth opposite such National Cash Member’s name on Schedule I attached hereto, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or member or member control agreements. Each National Cash Member represents that such person has no right or claims whatsoever to any National Cash Membership Interests, other than shares listed across such National Cash Member’s name on Schedule I and does not have any options, warrants or any other instruments entitling such National Cash Member to exercise to purchase or convert into National Cash Membership Interests, except as set forth in Schedule I. At the Closing, the National Cash Members will convey to URON good and marketable title to National Cash Membership Interests, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, member control agreements or restrictions.

(b)  This Agreement has been duly and validly executed and delivered by each National Cash Member and constitutes a valid and binding agreement of each National Cash Member, enforceable against each National Cash Member in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

(c) Each National Cash Member acknowledges that none of the shares of URON Common Stock will be registered pursuant to the Securities Act or any applicable state securities laws, that the URON Common Stock will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the URON Common Stock cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, each National Cash Member is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(d) Each National Cash Member (i) is acquiring the URON Common Stock solely for his own account for investment purposes, and not with a view to the distribution thereof, (ii) is a sophisticated investor with knowledge and experience in business and financial matters, (iii) has received certain information concerning URON and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the URON Common Stock, (iv) is able to bear the economic risk of acquiring the URON Common Stock pursuant to the terms of this Agreement, including a complete loss of his investment in the URON Common Stock, and (v) is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(e) Each National Cash Member acknowledges that the certificate(s) representing such National Cash Member’s URON Common Stock shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

4. Representations of URON. URON hereby represent and warrant as follows, each of which representations and warranties shall also be true as of the Closing except as set forth in the disclosure schedules attached to this Agreement:

(a) As of the Closing, the shares of URON Common Stock to be issued and delivered to the National Cash Members hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of URON capital stock, will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all liens and encumbrances.

(b) URON has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of URON. This Agreement has been duly executed and delivered by each of URON and constitutes a legal, valid and binding obligation of URON, enforceable against URON in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(c) URON has made available to National Cash a true and complete copy of the audited financial statements of Wyoming Financial Lenders, Inc. for the fiscal years ended September 30, 2006 and September 30, 2007 (the “URON Financial Statements”). The URON Financial Statements fairly present, in all material respects, the financial condition of URON as of the date thereof and the results of its operations for the periods then ended. The URON Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

(d) Since December 31, 2007, there has not been any material adverse change in the condition of the URON (financial or otherwise).

(e) URON is not a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the URON Financial Statements, and to the Knowledge of URON, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting URON, or the management or properties of URON. URON is not subject to any order, judgment, injunction or decree of any Governmental Authority or arbitrator.

(f) URON is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and in good standing to do business in any jurisdiction where so required except where the failure to so qualify would have no Material Adverse Effect on URON. URON is not required to be qualified to do business in any state other than in their respective states of incorporation.

(g) URON has filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the URON Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. URON is not delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation.

(h) As of the date of this Agreement, URON’s authorized capital stock consists of 10,000,000 shares of URON Common Stock, no par value per share, of which 7,749,753 shares are issued and outstanding, and 10,000,000 shares of preferred stock, no par value per share, of which 10,000,000 have been designated Series A Preferred Stock and 10,000,000 shares are issued and outstanding. All outstanding shares of capital stock of URON are, and shall be at Closing, validly issued, fully paid and nonassessable.

(i) URON has not breached, nor is there any pending, or to the Knowledge of URON, any existing or threatened claim that URON has breached, any of the terms or conditions of any material agreements, contracts, commitments or other documents to which it is a party or by which it is, or its properties are bound. The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which URON is subject.

(j) URON has complied with all of the provisions relating to the issuance of securities, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuances. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of URON’s capital stock were offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of recission.

(k) All information regarding URON which has been provided to National Cash by URON or set forth in any document or other communication, disseminated to any former, existing or potential shareholders of URON or to the public or filed with the NASD, the SEC or any state securities regulators or authorities is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations.

(l) URON is and has been in compliance with, and URON has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations (including, without limitation, the Sarbanes Oxley Act of 2002) and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no Material Adverse Effect. URON has not received notice of any noncompliance with the foregoing, nor does it have Knowledge of any claims or threatened claims in connection therewith. URON has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the reports URON has previously filed with the SEC.

(m) Without limiting the foregoing, (i) URON and any other person or entity for whose conduct URON is legally held responsible are and have been in compliance with all applicable federal, state, regional, and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control, and (ii) neither URON nor any other person for whose conduct URON is legally held responsible has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of URON’s properties or in connection with URON’s operations. There is no pending or, to URON’s Knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any Governmental Authority or other entity relating to any environmental law involving URON.

(n) URON has filed all required documents, reports and schedules with the SEC, the NASD and any applicable state or regional securities regulators or authorities (collectively, the “URON SEC Documents”). As of their respective dates, the URON SEC Documents complied in all material respects with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the NASD rules and regulations and state and regional securities laws and regulations, as the case may be, and, at the respective times they were filed, none of the URON SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of URON included in the URON SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of URON as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(o) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from URON to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of URON, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of URON, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(p) Assuming appropriate filings and mailings are made by URON under the Securities Act, the Exchange Act, with the NASD, the execution and delivery by URON of this Agreement and the closing documents and the consummation by URON of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a Material Adverse Effect); (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Authority applicable to URON, or its business or assets; (iii) constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which URON is a party or to which any of them is otherwise subject; and (iv) violate or conflict with any provision of the respective Articles of Incorporation or Articles of Incorporation or Bylaws of either URON. To the Knowledge of officers of URON, URON is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder, restrict or impair the continued operation of the business of National Cash after the Closing.

(q) There are no legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature pending, or to URON’s Knowledge threatened, directly or indirectly involving URON’s and/or officers, directors or affiliates, including, but not limited to any stockholder claims or derivative actions, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(r) URON: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by URON under), nor has URON received notice of a claim that it is in default under or that it is in violation of, any indenture, mortgage, deed of trust or other agreement, instrument or contract to which URON is a party or by which it or any of its assets or properties are bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body, (iii) is not and has not been in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any Governmental Authority having jurisdiction over URON or any of its business or properties, including federal and state securities laws and regulations and (iv) is not in violation of any governmental authorization.

(s) There are no disagreements of any kind presently existing, or reasonably anticipated by URON to arise, between the accountants and lawyers formerly or presently employed by URON and URON.

(t) Neither URON nor any of its past or present officers or directors is, or ever has been, the subject of any formal or, to URON’s Knowledge, informal inquiry or investigation by the SEC or the NASD.

(u) No representation or warranty by URON contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no current or prior event or condition of any kind or character pertaining to URON that may reasonably be expected to have a Material Adverse Effect on URON or its subsidiaries. Except as specifically indicated elsewhere in this Agreement, all documents delivered by URON in connection herewith have been and will be complete originals, or exact copies thereof.

5. Actions Prior to Closing.

(a) Prior to the Closing, National Cash on the one hand, and URON and on the other hand, shall be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein. Until the Closing, and if the Closing shall not occur, thereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure). If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

(b) Prior to the Closing, National Cash, URON agree not to issue any statement or communications to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties. In the event that URON is required under federal securities law to either (i) file any document with the SEC that discloses this Agreement or the transactions contemplated hereby, or (ii) to make a public announcement regarding this Agreement or the transactions contemplated hereby, URON shall provide National Cash with a copy of the proposed disclosure no less than 48 hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that National Cash may request.

(c) Prior to the Closing, except as contemplated by this Agreement, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights, options or warrants issued in respect of URON Common Stock after the date hereof and there shall be no dividends or other distributions paid on URON Common Stock after the date hereof, in each case through and including the Closing. URON shall conduct no business, prior to the Closing, other than in the ordinary course of business or as may be necessary in order to consummate the transactions contemplated hereby.

(d) Prior to the Closing, URON will timely file all required URON SEC Documents and comply in all material respects with the requirements of the Securities Act, the Exchange Act, the NASD rules and regulations and state and regional securities laws and regulations.

6. Conditions Precedent to the Obligations of National Cash. All obligations of National Cash under this Agreement are subject to the fulfillment, prior to or as of the Closing, of each of the following conditions: (a) the representations and warranties by or on behalf of URON contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made at and as of such time; (b) URON shall have materially performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing; (c) a majority of the disinterested directors of URON shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein; (d) on or before the Closing Date, URON shall have delivered to National Cash certified copies of resolutions of the board of directors of URON approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable URON to comply with the terms of this Agreement; (e) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange shall be in effect; (f) at the Closing, all instruments and documents delivered by URON pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for National Cash; and (g) National Cash shall have received all necessary and required approvals and consents from required parties.

7. Conditions Precedent to the Obligations of URON. All obligations of URON under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions: (a) the representations and warranties by National Cash contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of such times; (b) National Cash shall have materially performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange shall be in effect; and (d) the following actions shall have been completed prior to or simultaneous with the Closing of the Exchange.

8. Events of Termination. This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing, as follows:

(a) by National Cash if (1) there has been a material breach by URON and, in the case of such a breach relating to a covenant or agreement, such breach shall not have been cured within ten days after receipt by URON of notice specifying particularly such breach, or (2) the closing conditions hereunder in favor of National Cash have not been satisfied by the close of business on April 30, 2008;

(b) by URON (1) if there has been a material breach by National Cash and, in the case of such a breach relating to a covenant or agreement, such breach shall not have been cured within ten days after receipt by National Cash of notice specifying particularly such breach, or (2) if the closing conditions hereunder in favor of URON have not been satisfied by the close of business on April 30, 2008; or

(c) or at any time by mutual written agreement of National Cash and URON.

9. Survival and Indemnification. All representations, warranties, covenants and agreements contained in this Agreement, or in any schedule, certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the date that URON’s annual report on Form 10-KSB for the year ended December 31, 2008 is filed with the SEC, except that breaches of representations, warranties and covenants arising out of or related to the fraud or willful misconduct of any of the parties shall survive indefinitely. For purposes of determining damages hereunder, damages shall mean any actual and out-of-pocket liabilities, obligations, losses, damages, judgments, penalties, costs, and expenses (including, without limitation, reasonable attorneys’ fees); provided that, in no event shall damages include any special, incidental, punitive, exemplary or consequential damages or any damages for diminution in value.

10. Nature of Representations. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

11. Documents at Closing. At the Closing, the following documents shall be delivered:

(a) National Cash will deliver, or will cause to be delivered, to URON the following: (i) a certificate executed by the Manager of National Cash to the effect that all representations and warranties made by National Cash under this Agreement are true and correct as of the Closing, the same as though originally given to URON on said date; (ii) a certificate from the State of Minnesota dated within ten business days of the Closing to the effect that National Cash is in good standing under the laws of Minnesota; (iii) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement; (iv) certified copies of resolutions adopted by the board of governors of National Cash authorizing the Exchange; and (v) all other items, the delivery of which is a condition precedent to the obligations of URON, as set forth herein.

(b) URON will deliver or cause to be delivered to National Cash: (i) a certificate of a duly authorized officer of URON, respectively, to the effect that all representations and warranties of URON made under this Agreement are true and correct as of the Closing, the same as though originally given to National Cash and the National Cash Members on said date; (ii) certified copies of resolutions adopted by the board of directors of URON authorizing the Exchange and all related matters; (iii) certificates from the jurisdiction of incorporation of URON dated within ten business days of the Closing Date that each of said corporations is in good standing under the laws of said state; and (iv) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement.

12. Miscellaneous.

(a) Severability. If any provision of this Agreement is declared by any court or other Governmental Body to be null, void, or unenforceable, this Agreement shall be construed so that the provision at issue shall survive to the extent it is not so declared null, void, or unenforceable and all of the other provisions of this Agreement shall remain in full force and effect.
(b)  Entire Agreement. This Agreement, together with all exhibits and schedules hereto attached, constitutes the entire agreement among the parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations, and discussions of the parties, whether oral or written, all of which shall have no substantive significance or evidentiary effect. Each party acknowledges, represents, and warrants that it has not relied on any representation, agreement, understanding, arrangement, or commitment that has not been expressly set forth in this Agreement. Each party acknowledges, represents and warrants that this Agreement is fully integrated and parol evidence is not needed to reflect the intentions of the parties. The parties specifically intend that the literal words of this Agreement shall, alone, conclusively determine all questions concerning the parties’ intent.

(c) Corporate Affairs. Each party will make every reasonable effort to keep confidential any information obtained by them concerning the other party, including its internal organization, finances, procedures, and customers. Neither party will make any public announcement, or release any publicity regarding the other party, other than routine oral communications with analysts, shareholders, and prospective investors without the prior written consent (which shall not be unreasonably withheld or delayed) of the party being named, unless, in the good faith opinion of counsel to the party contemplating such disclosure, such disclosure is required by law and time does not permit the party to obtain such consent, or such disclosure may otherwise be necessary in connection with the filing of Tax Returns, or claims for refunds, or in conducting a Tax audit or other proceedings. This Section shall survive the termination of this Agreement. Notwithstanding anything herein to the contrary, any party (and any employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Agreement.

(d) Notices. Unless otherwise expressly provided herein, all notices, requests, demands, instructions, documents, and other communications to be given hereunder by either party to the other shall be in writing, shall be sent to the address/fax number set forth below (provided that any party may at any time change its address for notice or other such information by giving written notice thereof in accordance with this Section), and shall be deemed to be duly given upon the earliest of (a) hand delivery, or (b) the first business day after sending by reputable overnight delivery service for next-day delivery (with confirmation of delivery).

If to URON:

URON Inc.
Attention: John Quandahl
2201 West Broadway, Suite 1
Council Bluffs, IA 51501

with a copy to:

Maslon Edelman Borman & Brand, LLP
Attention: Paul Chestovich
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Fax: (612) 642-8305

If to National Cash:

National Cash, LLC
Attention: Chris Larson
2768 Tyndrum Avenue
Henderson, Nevada 89044

with a copy to:

Cohne Rappaport & Segal
257 East 200 South, Suite 700
Salt Lake City, UT 84111
Attn: A. O. Headman, Jr.
Fax No: (801) 355-1813

(e) Amendments; Waivers. This Agreement may not be amended or modified unless such amendment or modification is in writing and signed by all of the parties to this Agreement. The terms, covenants, representations, warranties, or conditions of this Agreement may only be waived in writing. Any waiver of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a further or continuing waiver of any condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

(f) Successors and Assigns. The rights and obligations under this Agreement may not be assigned or delegated unless in writing executed by the parties hereto, and any attempted assignment or delegation without such prior written consent shall be void and of no force or effect. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties to this Agreement.

(g) Governing Law; Submission to Jurisdiction. This Agreement and all transactions contemplated hereby shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, and shall be treated in all respects as a State of Minnesota contract, without regard to any state’s laws related to choice or conflict of laws. The parties irrevocably agree and consent to the jurisdiction of the courts of the State of Minnesota and the federal courts of the United States sitting in such state for the adjudication of any matters arising under, or in connection with, this Agreement.

(h) WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABILITY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(i) Subsequent Documentation. At any time, and from time to time after the Closing Date, each of the parties to this Agreement shall use its best efforts to take such action as may be necessary, or as may be reasonably requested by another party to this Agreement, to carry out and consummate the transactions contemplated by this Agreement.

(j) Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(k) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)  the singular number includes the plural number and vice versa;

(ii)  reference to any Person includes such Person’s successors and assigns, but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)  reference to gender does not exclude the other gender;

(iv)  reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)  reference to any legal requirement means such legal requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any legal requirement means that provision of such legal requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

(vi)  “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof;

(vii)  “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)  “or” is used in the inclusive sense of “and/or”;

(ix)  with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)  references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.

IN WITNESS WHEREOF, the parties have executed this Exchange Agreement as of February 26, 2008, but to be effective as of the date first above written.

URON INC.

By:	/s/ Steve Staehr
Steve Staehr, Chief Financial Officer

NATIONAL CASH & CREDIT, LLC

By:	/s/ Christopher Larson
Christopher Larson, Manager

“National Cash Members”:

/s/ Christopher Larson
Christopher Larson

CCC, LLC

By:	/s/ Christopher Larson
Christopher Larson, Manager

L&C, LLC

By:	/s/ Christopher Larson
Christopher Larson, Manager

Signature Page to Exchange Agreement